UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 25, 2009
CITIZENS FIRST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-32041	38-3573852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 Water Street, Port Huron, Michigan	48060
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (810) 987-8300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective June 25, 2009, the Board of Directors of Citizens First Bancorp, Inc. (the “Company”), the parent holding company of CF Bancorp (the “Bank”), implemented a restructuring within the management teams of the Company and the Bank. Pursuant to that restructuring, the following appointments were confirmed by the Company’s Board of Directors:
     Timothy J. Blazejewski, age 45, has been appointed Chief Investment Officer for the Bank. In addition to his investment responsibilities, Mr. Blazejewski is responsible, subject to the direct supervision by the Chief Financial Officer, for Company’s SEC reporting on forms 10-K and 10-Q. Mr. Blazejewski will continue to sit on the Asset and Liability Committee, and is responsible for the risk management functions related to ALCO/Market. Mr. Blazejewski joined the Company on April 14, 2008, with over 19 years of management experience in the financial institutions industry. He served as Chief Investment Officer for Republic Bancorp Inc. from 1995 until its acquisition by Citizens Banking Corp. in 2007. In that capacity, Mr. Blazejewski researched, analyzed and consulted with executive management on fixed income investments and other earning asset and interest bearing liability needs. He negotiated, contracted and oversaw portfolio loan sales in order to mitigate interest rate risk and credit risk inherent in the financial statements. He also carried out management responsibility for Republic’s ongoing stock repurchase program. After the acquisition of Republic in 2007, Mr. Blazejewski served as Chief Financial Officer of HomeBanc, a nationally chartered, full service, de novo, commercial bank, from September of 2007 until joining the Company in April of 2008. As Chief Investment Officer, Mr. Blazejewski will continue to be employed by the Company on an “at-will” basis. His current employment arrangement includes an annual base salary of $105,000.00, and he is eligible to participate in the cash incentive award program, which provides for discretionary cash bonuses based upon the achievement of individual goals, department goals and the overall performance of the Company. Mr. Blazejewski has an option award, subject to certain vesting provisions, for the purchase of 3,000 shares of common stock under the Company’s Stock Based Incentive Plan. .
     Richard Miller, age 50, who joined the Company in 2008, has been appointed Chief Accounting Officer for the Bank. As Chief Accounting Officer, Mr. Miller’s responsibilities include management of accruals of revenue and expenses, management of treasury related activities, analysis of liquidity, and assigned investment activities. Mr. Miller has over 29 years of experience in the financial institutions industry. From 2005 until 2008 he served as Chief Financial Officer for Bank of Birmingham. Prior to that, he served for four years as a consultant with Plante & Moran, PLLC in their Financial Institutions group. He also served for three years as President at Community Central Bank; and for ten years as Corporate Treasurer and then Chief Financial Officer at First National Bank until its acquisition in 1995. As Chief Accounting Officer, Mr. Miller will continue to be employed by the Company on an “at-will” basis. His current employment arrangement includes an annual base salary of $92,000.00, and he is eligible to participate in the cash incentive award program, which provides for discretionary cash bonuses based upon the achievement of individual goals, department goals and the overall performance of the Company.

     In addition to the above appointments, the Board of Directors approved the creation of the positions of Internal Auditor (to replace the existing Internal Audit Coordinator position) and Chief Credit Officer. The Board of Directors also expanded the duties of the Bank’s Compliance Officer to include responsibility for risk management issues as they relate to compliance matters. The Board of Directors also appointed the Company’s entire Board as voting members of the Company’s Risk Management Committee, and appointed certain officers of the Company as non-voting members of that committee.
     A press release announcing the restructuring and the appointments is furnished herewith as Exhibit No. 99.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are furnished herewith:

Exhibit
Number	Exhibit Description

99	Press Release dated July 2, 2009
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

CITIZENS FIRST BANCORP, INC.
Date: July 2, 2009
	By:	/s/ Marshall J. Campbell
Marshall J. Campbell
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

99	Press Release dated July 2, 2009